As filed with the Securities and Exchange Commission on January 10, 1994
                                                       Registration No. 33-


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                  FORM S-3

                           REGISTRATION STATEMENT

                                    Under

                         The Securities Act of 1933


                              USF&G CORPORATION
           (Exact name of registrant as specified in its charter)

         Maryland                                                 52-1220567
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                           Identification No.)
                              100 Light Street
                         Baltimore, Maryland  21202
                               (410) 547-3000
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                            John A. MacColl, Esq.
                   Senior Vice President - General Counsel
                              USF&G Corporation
                              100 Light Street
                         Baltimore, Maryland  21202
                               (410) 547-3000
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                 Copies to:

Robert W. Smith, Jr., Esq.                            Keith L. Kearney, Esq.
Piper & Marbury                                       Davis Polk & Wardwell
36 South Charles Street                               450 Lexington Avenue
Baltimore, Maryland 21201                             New York, New York  10017

      Approximate date of commencement of proposed sale to the public:
             From time to time after the effective date of this
                Registration Statement as determined in light
                   of market conditions and other factors


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.    /  /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   /xx/

                        CALCULATION OF REGISTRATION FEE


                                       Proposed        Proposed
Title of Each Class                    Maximum         Maximum         Amount of
of Securities            Amount to be  Offering Price  Aggregate    Registration
to be Registered         Registered(1) Per Unit(2)     Offering              Fee
                                                       Price(2)
Debt Securities(3)..\                      100%  \                     \
Preferred Stock,    |                            |                     |
  $50 par value(3). >   $200,000,000(4)     --   >   $200,000,000(4)(5)> $68,966
Common Stock, $2.50 |                            |                     |
  par value(3)(6).. |                       --   |                     |
Depositary Shares(7)|                       --   |                     |
Warrants(8)........ /                       --   /                     /



(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(2)  Estimated for the sole purpose of computing the registration fee.

(3) Also includes such indeterminate amounts of Debt Securities and Preferred Stock and indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for any other Debt Securities or Preferred Stock that provide for conversion or exchange into other Securities.

(4) Such amount represents the principal amount of the Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the liquidation preference of any Preferred Stock, the amount computed pursuant to Rule 457(c) for any Common Stock, the issue price of any Warrants and the exercise price of any Securities issuable upon the exercise of Warrants.

(5) No separate consideration will be received for the Debt Securities, Preferred Stock, Common Stock or the Depositary Shares issuable upon conversion of or in exchange for Debt Securities or Preferred Stock.

(6) Includes Preferred Share Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

(7) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.

(8) Warrants may be sold separately or with Debt Securities, Preferred Stock or Common Stock.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement also relates to unsold securities in the amount of $400,000,000 registered under Registration Statement No. 33-33271.

           SUBJECT TO COMPLETION, DATED JANUARY 7, 1994

                          $600,000,000

                        USF&G CORPORATION

                DEBT SECURITIES, PREFERRED STOCK,
                    COMMON STOCK AND WARRANTS



         USF&G Corporation (the "Corporation") may from time to time offer, together or separately, its (i) debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) shares of its preferred stock, $50.00 par value per share (the "Preferred Stock"), which may be issued in the form of Depositary Shares evidenced by Depositary Receipts, (iii) shares of its common stock, $2.50 par value per share (the "Common Stock"), and (iv) warrants to purchase securities of the Corporation as shall be designated by the Corporation at the time of the offering (the "Warrants"), in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock and Warrants are collectively called the "Securities."

         The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $600,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Corporation). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, in the case of Debt Securities, the specific title, aggregate principal amount, the denomination, whether such Debt Securities are secured or unsecured obligations, maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Corporation or the holder, any sinking fund provisions, terms for any conversion or exchange into other Securities, the initial public offering price and other special terms, in the case of Preferred Stock, the specific title, the aggregate number of shares offered, any dividend including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, the initial public offering price and other terms, and, in the case of Warrants, the duration, purchase price, exercise price and detachability of such Warrants and a description of the securities for which each Warrant is exercisable. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities").

         The Corporation's Common Stock is listed on the New York Stock Exchange under the trading symbol "FG." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Corporation's Common Stock is also listed on the Pacific Stock Exchange, the London Stock Exchange and the Swiss Exchanges in Basle, Geneva and Zurich, Switzerland.

         Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Debt (as defined herein) of the Corporation.

         The Prospectus Supplement will contain information concerning certain U.S. federal income tax considerations, if applicable to the Securities offered.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

               -----------------------------------


         The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Corporation or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

      The date of this Prospectus is                , 1994.

 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                      AVAILABLE INFORMATION

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus contains information concerning the Corporation but does not contain all of the information set forth in the Registration Statement and exhibits thereto which the Corporation has filed with the Commission under the Securities Act of 1933 (the "Securities Act"). Such reports, proxy or information statements, Registration Statement and exhibits and other information filed by the Corporation with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy or information statements, Registration Statement and exhibits and other information concerning the Corporation can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90012.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Corporation hereby incorporates by reference in this Prospectus its (1) Annual Report on Form 10-K for the year ended
December 31, 1992, as amended on July 13, 1993, under File
No. 1-8233, (2) Quarterly Report on Form 10-Q for the three months ended March 31, 1993, under File No. 1-8233, (3) Quarterly Report on Form 10-Q for the six months ended June 30, 1993, under File
No. 1-8233, (4) Quarterly Report on Form 10-Q for the nine months ended September 30, 1993, under File No. 1-8233, and (5) the description of the Corporation's
Common Stock and Shareholder Rights Plan contained in its
Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to:
USF&G Corporation, 100 Light Street, Baltimore, Maryland 21202,
Attention:  John F. Hoffen, Jr., Secretary, telephone (410)
547-3000.

                         THE CORPORATION

     USF&G Corporation (the "Corporation") is a holding company whose principal subsidiaries are engaged in writing property/casualty insurance and life insurance/annuities. Property/casualty insurance is written primarily by United States Fidelity and Guaranty Company, founded in 1896, and is sold through independent agents supported by the Company's underwriting, marketing, administrative and claim services offices located throughout the United States. Life insurance and annuities are written primarily by Fidelity and Guaranty Life Insurance Company, founded in 1959, and are sold throughout the United States through independent agents. The Corporation is incorporated in Maryland, and its principal executive office is located at 100 Light Street, Baltimore, Maryland 21202, telephone (410) 547-3000.



    RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES AND RATIO
       OF CONSOLIDATED EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS

     On a consolidated basis, the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends include the earnings and fixed charges of the Corporation and its subsidiaries.

                     Nine Months Ended
                       September 30,         Years ended December 31
                       1993      1992     1992    1991   1990   1989  1988
Ratio of Earnings
 to Fixed Charges...    2.3       1.3      1.4     (A)    (B)    2.9   5.1

Ratio of Earnings
 to Combined Fixed
 Charges and
 Preferred Stock
 Dividends..........    1.3        .8      .8      (A)    (B)    2.4   4.0



(A) The Corporation had a net loss for the year ended December 31, 1991, and earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $149 million and $186 million, respectively, for the year ended December 31, 1991.

(B)  The Corporation had a net loss for the year ended
     December 31, 1990, and earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $435 million and $452 million, respectively, for the year ended December 31, 1990.

     The ratios were determined by dividing consolidated earnings by total fixed charges and total fixed charges and preferred stock dividends, respectively. Earnings consist of income from continuing operations before considering income taxes, the cumulative effect of accounting changes, and fixed charges. Fixed charges consist of interest, that portion of rentals which is deemed to be an appropriate interest factor and preferred stock dividend requirements.

                         USE OF PROCEEDS

         Except as otherwise stated in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Corporation and will be available for general corporate purposes, including the repayment of indebtedness.

                 DESCRIPTION OF DEBT SECURITIES

         The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

         The Senior Debt Securities are to be issued under an Indenture to be dated as of January 28, 1994 (the "Senior Indenture"), between the Corporation and Signet Trust Company, as trustee. The Subordinated Debt Securities are to be issued under a separate Indenture to be dated as of January 28, 1994 (the "Subordinated Indenture"), between the Corporation and Chemical Bank, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration
Statement. Each of Signet Trust Company and Chemical Bank is hereinafter referred to as a "Trustee" and collectively, as the "Trustees." The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Indentures.

General

         The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of the Corporation and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined below) of the Corporation, as described under "Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

         Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered
Debt Securities") which shall set forth whether the Offered Debt Securities shall be Senior Debt Securities or Subordinated Debt Securities, and shall further set forth the following terms of the Offered Debt Securities: (l) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities are registered on any Regular Record Date; (4) the date or dates on which the principal of the Offered Debt Securities will be payable; (5) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which such interest will accrue and the dates on which such interest, if any, will be payable and the Regular Record Dates for such interest payment dates; (6) whether the Offered Debt Securities will be secured; (7) the place or places where principal of (and premium, if any) and interest, if any, on Offered Debt Securities will be payable; (8) if applicable, the price at which, the periods within which and the terms and conditions upon which the Offered Debt Securities may he redeemed at the option of the Corporation pursuant to a sinking fund or otherwise; (9) if applicable, any obligation of the Corporation to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part; (10) if applicable, the terms of any right to convert or exchange the Offered Debt Securities into other securities or property of the Corporation; (ll) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (12) the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities will be payable if other than the currency of the United States of America; (13) if the amount of payments of principal of (or premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to one or more indices, the manner in which such amounts will be determined; (14) if the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities of the series is to be payable, at the election of the Corporation or a Holder thereof, in one or more currencies, including composite currencies, or currency units other than that or those in which the Securities are stated to be payable, the currency, currencies, including composite currencies, or currency units in which payment of the principal of (or premium, if any) or interest, if any, on Securities of such series as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (16) whether all or any part of the Offered Debt Securities will be issued in the form of a Global Security or Securities and, if so, the depositary for, and other terms relating to, such Global Security or Securities; (17) any event or events of default applicable with respect to the Offered Debt Securities in addition to those provided in the Indentures; (18) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indentures for the benefit of Debt
Securities of all series, or any other covenant or warranty included for the benefit of the Offered Debt Securities in lieu of any covenant or warranty included in the Indentures for the benefit of Debt Securities of all series, or any provision that any covenant or warranty included in the Indentures for the benefit of Debt Securities of all series shall not be for the benefit of the Offered Debt Securities, or any combination of such covenants, warranties or provisions; (19) any restriction or condition on the transferability of the Offered
Debt Securities; (20) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities; and (21) any other terms of the Offered Debt Securities. (Indentures, Section 301) Debt
Securities may also be issued under the Indentures upon the exercise of Warrants. See "Description of Warrants."

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Indentures, Section 302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Corporation or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Indentures, Section 305)

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating hereto.

     Since the Corporation is a holding company, the rights of the Corporation, and hence the right of creditors of the Corporation (including the Holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Corporation itself as a creditor of the subsidiary may be recognized.

     The Indentures do not contain any provisions that limit the ability of the Corporation or any subsidiary to incur indebtedness or that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Corporation or any subsidiary.

Events of Default and Notice Thereof

     Unless otherwise specified in the Prospectus Supplement, the following events are defined in the Indentures as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal (including any sinking fund payment) of, or premium (if any) on, any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (b) failure to pay interest, if any, on any Debt Security of that series when due and such failure continues for a period of 30 days;
(c) failure by the Corporation to perform in any material respect any other covenant in the Indentures (other than a covenant included in the Indentures solely for the benefit of a series of Debt Securities other than that series) which continues for a period of 90 days after written notice to the Corporation; (d) due acceleration (which acceleration shall not have been rescinded within 30 days after written notice to the Corporation) of any indebtedness for borrowed money in a principal amount in excess of $50,000,000 for which the Corporation is liable, including Debt Securities of another series, or a default by the Corporation in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $50,000,000 unless such acceleration or default at maturity shall be remedied or cured by the Corporation or rescinded, annulled or waived by the holders of such indebtedness, in which case such acceleration or default at maturity shall not constitute an Event of Default under this provision and any acceleration relating thereto shall be rescinded; and (e) certain events of insolvency, reorganization, receivership or liquidation of the Corporation. (Indentures, Section 501)

     No Event of Default with respect to Debt Securities of a particular series shall necessarily constitute an Event of Default with respect to Debt Securities of any other series. If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind or annul such declaration and its consequences. (Indentures, Section 502)

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

     The Indentures provide that the applicable Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal (or premium, if any) or interest, if any) if it considers it in the interest of the Holders of the Debt Securities to do so. (Indentures, Section 602)

     The Corporation will be required to furnish to the applicable Trustee annually a statement by certain officers of the Corporation as to the compliance with all conditions and covenants of the Indentures. (Indentures, Section 1004)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such applicable Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Indentures, Sections 512 and 513)

     The Indentures provide that, in case an Event of Default shall occur and be continuing, the applicable Trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Indentures, Section 601) Subject to such provisions, the applicable Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the Holders of Debt Securities unless they shall have offered to such Trustee security or indemnity in form and substance reasonably satisfactory to such Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Indentures, Section 603)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered security or indemnity to such Trustee in form and substance reasonably satisfactory to such Trustee, to institute such proceeding as trustee, and such Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indentures, Section
507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on such Debt Security on or after the respective due dates expressed in such Debt Security, or of the right to convert such Debt Security in accordance with the Indentures (if applicable). (Indentures, Section 508)

Modification and Waiver

     Modifications and amendments of the Indentures may be made by the Corporation and the applicable Trustee, with the consent of the Holders of not less than a majority of aggregate principal amount of each series of the Outstanding Debt Securities issued under the Indentures which is affected by the modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder of such Debt Security affected thereby: (1) change the Stated Maturity of the principal of (or premium, if any) or any installment of principal or interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such Debt Security (if applicable); (6) reduce the percentage of Holders of Debt Securities necessary to modify or amend the Indentures; (7) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities; or (8) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indentures or for waiver of certain defaults. (Indentures, Section 902)

     The holders of at least a majority of the aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Corporation with certain restrictive provisions of the Indentures and waive any past default under the Indentures, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Indentures, Sections 907 and
513)

 Defeasance and Covenant Defeasance

     The Indentures provide that the Corporation may elect either
(A) to defease and be discharged from any and all obligations with respect to such Debt Securities (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" herein and except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, and to hold monies for payments in trust) ("defeasance"), or (B) to be released from its obligations with respect to such Debt Securities concerning the restrictions described under "Consolidation, Merger and Sale of Assets" and any other covenants applicable to such Debt Securities (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" herein), which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clauses (c) and (d) under "Events of Default and Notice Thereof" (with respect to covenants subject to covenant defeasance) shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the applicable Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined) (or Foreign Government Obligations (as defined) in the case of Debt Securities denominated in foreign currencies) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (i) the Corporation has delivered to the applicable Trustee an opinion of counsel (as specified in the Indentures) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (ii) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit and (iii) in the case of Subordinated Debt Securities, (x) no default in the payment of principal of (or premium, if any) or interest, if any, on any Senior Debt beyond any applicable grace period shall have occurred and be continuing, and (y) no other default with respect to any Senior Debt shall have occurred and be continuing and shall have resulted in the acceleration of such Senior Debt. (Indentures, Article Thirteen)

     The Corporation may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Corporation exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Corporation exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Corporation omits to comply with its remaining obligations with respect to such Debt Securities under the Indentures after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations (or Foreign Government Obligations in the case of Debt Securities denominated in foreign currencies) on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Corporation will remain liable in respect of such payments. (Indentures, Article Thirteen)

Limitation on Liens

     As long as any of the Debt Securities remains outstanding, the Corporation will not, and will not permit any Principal Insurance Subsidiary to, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock of a Principal Insurance Subsidiary, which Common Stock is owned by the Corporation or by any Principal Insurance Subsidiary, unless the Debt Securities and, if the Corporation so elects, any other indebtedness of the Corporation ranking on a parity with the Debt Securities, shall be secured equally and ratably with, or prior to, such secured indebtedness for borrowed money so long as it is outstanding. (Indentures, Section 1005)

     "Principal Insurance Subsidiary" means each of United States
Fidelity and Guaranty Company and Fidelity and Guaranty Life
Insurance Company, so long as it remains a Subsidiary, or any other Subsidiary of the Corporation which shall hereafter succeed by merger or otherwise to a major part of the business of one or more of the Principal Insurance Subsidiaries. The decision as to whether a subsidiary shall have succeeded to a major part of the business of one or more of the Principal Insurance Subsidiaries shall be made in good faith by the board of directors of the Corporation or a committee thereof by the adoption of a resolution so stating, and the Corporation shall within 30 days of the date of the adoption of such resolution deliver to the applicable Trustee a copy thereof, certified by the Corporate Secretary or an Assistant Corporate Secretary of the
Corporation.  (Indentures, Section 101)

     "Common Stock" means, with respect to any Principal Insurance Subsidiary, stock of any class, however, designated, except stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Insurance Subsidiary, and shall include securities of any class, however designated, which are convertible into such Common Stock. (Indentures, Section 101)

Consolidation, Merger and Sale of Assets

     The Corporation may not consolidate with or merge into any other Person or sell its property and assets as, or substantially as, an entirety to any Person and may not permit any Person to merge into or consolidate with the Corporation unless (i) either the Corporation will be the resulting or surviving entity or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Corporation's obligations on the Debt Securities under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing, and (iii) certain other conditions are met. (Indentures, Section 801)

Conversion Rights

     The terms on which Debt Securities of any series may be convertible or exchangeable into Common Stock or other securities of the Corporation or exchangeable into securities of another corporation will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Corporation, and may include provisions pursuant to which the number of shares of Common Stock or other securities of the Corporation or the securities of another corporation, as the case may be, to be received by the holders of Debt Securities would be calculated according to the market price of Common Stock or other securities of the Corporation as of a time stated in the Prospectus Supplement. (Indentures, Article Twelve)

Subordination of Subordinated Debt Securities

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt
Securities.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Corporation, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture, Section
1502)

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Corporation who are not holders of Senior Debt or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture,
Section 1503)

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Subordinated Indenture, Section 1504) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of the Corporation) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

     "Debt" means (without duplication and without regard to any portion of principal amount that has not accrued and to any interest component thereof (whether accrued or imputed) that is not due and payable) with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed,
(ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) the maximum fixed redemption or repurchase price of redeemable stock of such Person at the time of determination; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means the principal of (and premium, if any) and interest, if any, (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation to the extent that such claim for post-petition interest is allowed in such proceeding) on Debt, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debt Securities or to other Debt which is pari passu with, or subordinated to the Subordinated Debt Securities; provided, however, that Senior Debt shall not be deemed to include
(i) the Subordinated Debt Securities or (ii) the Debt referred to in clause (vi) of the definition of Debt.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Corporation. The Senior Debt Securities, when issued, will constitute Senior Debt.

     The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt
Securities of a particular series.

Global Securities

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee for such Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Indentures, Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security and a description of the Depositary will be contained in the applicable Prospectus Supplement.

The Trustee

     The Indentures contain limitations on the right of the applicable Trustee, as a creditor of the Corporation, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the applicable Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indentures it is a creditor of the Corporation.

     The applicable Trustee or its affiliates may act as depositary for funds of, make loans to and perform other services for, or may be a customer of, the Corporation in the ordinary course of business.

Governing Law

     The Indentures are governed by and shall be construed in accordance with the laws of the State of New York, but without regard to principles of conflicts of laws.

                   DESCRIPTION OF CAPITAL STOCK

General

         The authorized capital stock of the Corporation consists of 240,000,000 shares of common stock, $2.50 par value per share (the "Common Stock") and 12,000,000 shares of preferred stock, $50.00 par value per share, of which 4,000,000 shares are classified as $4.10 Series A Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock"), 1,300,000 shares are classified as Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), 3,800,000 shares are classified as $5.00 Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") and 1,200,000 are classified as Junior Participating Preferred Stock (the "Junior Preferred Stock"). As of December 31, 1993, there were issued and outstanding 85,009,482 shares of Common Stock, 4,000,000 shares of Series A Preferred Stock, 1,300,000 shares of Series B Preferred Stock and 3,800,000 shares of Series C Preferred Stock. The shares of Junior Preferred Stock have been reserved for issuance in connection with the Corporation's Shareholder Rights Plan and no shares of the Junior Preferred Stock currently are outstanding.

         The following summary of the terms of the Corporation's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Maryland law and the Corporation's Articles of Incorporation, as amended (the "Charter").

         The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock rank on a parity with each other and rank senior to the Junior Preferred Stock and the Common Stock as to dividends and upon liquidation.

         The Transfer Agent and Registrar for the Corporation's Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Junior Preferred Stock is First Chicago Trust Company, New York, New York ("First Chicago Trust").


Common Stock

         Each holder of Common Stock is entitled to one vote for each share of Common Stock held. Cumulative voting for the election of directors is not provided for in the Charter or the by-laws. Subject to the prior rights of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Junior Preferred Stock and any other preferred stock which may be classified and issued, the holders of the Common Stock of the Corporation are entitled to receive, pro-rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro-rata, in any other distribution to stockholders. There are no redemption or sinking fund provisions and no direct limitations in any indenture or agreement on the payment of dividends. Payment of dividends by the Corporation is not subject to restrictions under the Maryland Insurance Code. However, payment of dividends to the Corporation by its insurance subsidiaries is subject to certain restrictions under Maryland and other state insurance laws. Such restrictions as well as other contractual restrictions may limit the amount of dividends that may be paid by the Corporation. All shares of Common Stock sold hereunder will be fully paid and non-assessable.

Preferred Stock

         The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock (the "Preferred Stock") to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series, including any Depositary Shares (as defined below) issued in respect thereof, may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Corporation's Charter which is an exhibit to this Registration Statement and the articles supplementary to the Corporation's Charter which has been or will be filed with the Commission in connection with the offering of such series of Preferred Stock.

General. Under the Corporation's Charter, the Corporation is authorized to issue 12,000,000 shares of preferred stock, $50.00 par value per share, in one or more series. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of any of the series of the Preferred Stock including, without limitation, any voting rights thereof, to divide and issue any Preferred Stock in series, and to fix and determine the variations among series to the extent permitted by law. The Corporation may amend from time to time its Charter to increase the number of authorized shares of Preferred Stock. Any such amendment would require the approval of the holders of a majority of the outstanding shares of Common Stock, and the approval of the holders of a majority of the outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (together with any other shares of Preferred Stock which may be then outstanding and have similar rights) voting together as a single class and the holders of two-thirds of the outstanding shares of the Series B Preferred Stock voting separately as a class.

         The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share;
(iii) the price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (v) any redemption or sinking fund provisions of such Preferred Stock; (vi) the terms of any right to convert or exchange the Preferred Stock into other securities or property of the Corporation; (vii) whether the Corporation has elected to offer Depositary Shares (as defined below); and (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

         The Preferred Stock will, when issued, be fully paid and non-assessable and have no preemptive rights. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and liquidation rights in all respects with each other series of the Preferred Stock.

Dividend Rights. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of assets of the Corporation legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock record books of the Corporation (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on such record dates as will be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto.

         Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such shares.

Redemption. A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Corporation, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. After the date fixed for redemption, the shares of Preferred Stock so called for redemption will no longer be deemed to be outstanding and rights of the holders of such shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such shares were entitled upon such redemption, upon surrender to the Corporation of the certificates evidencing such shares.

Conversion and Exchange. The terms, if any, on which shares of any series of Preferred Stock are convertible into Common Stock or exchangeable for Debt Securities will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Corporation, in which case the number of shares of Common Stock or the amount of Debt Securities to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for a particular series of Preferred Stock will be named in the Prospectus Supplement relating to such series of Preferred Stock. The registrar for shares of such series of Preferred Stock will send notices to shareholders of any meetings at which holders of such series of the Preferred Stock have the right to elect directors of the Corporation or to vote on any other matter.

Voting Rights. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to any voting rights.

Depositary Shares. The Corporation may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Corporation and the depositary named in the Prospectus Supplement relating to such shares (the "Preferred Stock Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms. Whenever particular sections of the Deposit Agreement are referred to, it is intended that such sections shall be incorporated herein by reference. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders. (Deposit Agreement, Section 4.01)

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may sell such property and distribute the net proceeds from such sale to such holders. (Deposit Agreement, Section 4.02)

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Preferred Stock and any money or other property, if any, represented by such Depositary Shares.

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Corporation redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Preferred Stock Depositary. (Deposit Agreement, Section 2.08)

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock. (Deposit Agreement, Section 4.05)

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Preferred Stock Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. (Deposit Agreement, Section 6.01) The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding-up of the Corporation and such distribution has been distributed to the holders of Depositary Receipts. (Deposit Agreement, Section 6.02)

     The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay charges of the Preferred Stock Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts. (Deposit Agreement, Section 5.07)

     The Preferred Stock Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary and its acceptance of such appointment. Such successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. (Deposit Agreement, Section 5.04)

     The Preferred Stock Depositary will forward all reports and communications from the Corporation which are delivered to the Preferred Stock Depositary and which the Corporation is required or otherwise determines to furnish to the holders of the Preferred Stock. (Deposit Agreement, Section 4.07)

     Neither the Preferred Stock Depositary nor the Corporation will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its negligence, willful misconduct or bad faith. Neither the Corporation nor the Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Corporation and the Preferred Stock Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine. (Deposit Agreement, Section 5.03)

Outstanding Preferred Stock

     The Corporation currently has outstanding three classes of Preferred Stock.

Series A Preferred Stock. Subject to the limitations discussed herein, the holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the annual rate of $4.10 per share. Dividends are payable quarterly, in arrears, on January 31, April 30, July 31 and October 31 in each year. Unless full cumulative dividends on all outstanding Series
A Preferred Stock and any other class of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends and upon liquidation ("Parity Stock") have been paid, the Corporation will not declare or pay any dividend on, or set aside or apply any amount to the redemption or purchase of, any shares of the Common Stock or any other class of stock ranking junior to the Series A Preferred Stock (except for dividends payable only in, or rights to subscribe for or purchase, shares of junior stock).

     Except as indicated below, or except as expressly required by applicable law, the holders of shares of Series A Preferred Stock have no voting rights.

     During any period in which dividends on the Series A Preferred Stock or any outstanding Parity Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the number of directors of the Corporation will be increased by two and the holders of shares of Series A Preferred Stock, voting together as a class with the holders of any other class or series of Parity Stock having a similar voting right, will have the right to elect two additional directors to the Corporation's Board of Directors to fill such newly created directorships until all such dividends have been paid in full.

     The approval of two-thirds of the outstanding shares of Series A Preferred Stock and Parity Stock, voting together as a single class, shall be required in order to amend the Charter of the Corporation to affect adversely the rights of the holders of the Series A Preferred Stock or to authorize or create any class of stock having rights senior or superior with respect to dividends and upon liquidation to the Series A Preferred Stock. In addition, the approval of a majority of the outstanding shares of Series A Preferred Stock and Parity Stock, voting together as a single class, shall be required in order to increase the number of shares of preferred stock authorized in the Charter or to create any other class of stock (but not any other series of preferred stock) ranking on a parity with the Series A Preferred Stock as to dividends and upon liquidation.

     At the option of the holders of the Series A Preferred Stock, such shares may be converted into shares of Common Stock of the Corporation at the then applicable conversion rate. The current conversion rate is 1.179 shares of Common Stock for each share of Series A Preferred Stock (equivalent to a conversion price of $42.40 per share). The conversion rate is subject to adjustment in certain events, including stock dividends, subdivisions, splits and combinations, and certain other distributions of rights or warrants to purchase Common Stock at less than the then current market price (as defined), and distributions to all holders of Common Stock of evidences of indebtedness or assets of the Corporation other than cash out of earned surplus. The conversion rate has been adjusted under this provision as a result of dividend payments by the Corporation on its Common Stock notwithstanding the deficit in its earned surplus account.

     The Series A Preferred Stock is exchangeable in whole but not in part at the option of the Corporation on any dividend payment date for the Corporation's 8.20% Convertible Subordinated Debentures due October 31, 2011 (the "Debentures") at a rate of $50.00 principal amount of the Debentures plus cash in the amount of accrued but unpaid dividends, if any, for each share of Series A Preferred Stock.

     The Series A Preferred Stock is redeemable at the option of the Corporation for cash, as a whole or in part, at redemption prices declining to $50.00 per share on October 31, 1996, plus accrued and unpaid dividends to the redemption date. The Corporation may not purchase or redeem less than all the Series A Preferred Stock and any other series of Parity Stock if, as of such time, the Corporation has failed to pay all accrued and unpaid dividends thereon.

     In case of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of any shares of Series A Preferred Stock are entitled to receive $50.00 per share, plus an amount equal to any dividends accrued and unpaid to the payment date, before any distribution is made to the holders of any junior stock.


Series B Preferred Stock.  The 1,300,000 shares of the Series B
Preferred Stock were issued in three subseries:   650,000 shares
of the Series B Cumulative Convertible Preferred Stock 1995 (the "Series B Preferred Stock 1995"); 325,000 shares of the Series B Cumulative Convertible Preferred Stock 1996 (the "Series B Preferred Stock 1996"); and 325,000 shares of the Series B Cumulative Convertible Preferred Stock 1997 (the "Series B Preferred Stock 1997"). Subject to the limitations discussed herein, the holders of the Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the annual rate of $10.25 per share. Dividends are payable quarterly, in arrears, on January 31, April 30, July 31, and October 31 of each year. Unless full cumulative dividends on all outstanding Series B Preferred Stock and any other Parity Stock have been paid, the Corporation will not declare or pay any dividend on, or set aside or apply any amount to the redemption or purchase of, any shares of the Common Stock or any other class of stock ranking junior to the Series B Preferred Stock.

     Holders of Series B Preferred Stock have limited voting rights similar to those of the Series A Preferred Stock except that under the terms of the Series B Preferred Stock the right to elect two additional directors accrues when dividends on the Series B Preferred Stock are cumulatively in arrears in the amount of two or more full quarterly dividends. A special class vote of holders of two-thirds of the outstanding Series B Preferred Stock is necessary in order to authorize the issuance of a new, or to increase the authorized number of any existing, class of capital stock senior to the Series B Preferred Stock as to dividends and upon liquidation or to increase the number of shares of preferred stock or create any additional Parity Stock authorized in the Charter.

     At the option of the holders of the Series B Preferred Stock, such shares may be converted into shares of Common Stock at the then applicable conversion rate. The current conversion rate for the Series B Preferred Stock is 8.316 shares of Common Stock per converted share of Series B Preferred Stock (equivalent to a conversion price of $12.025 per share). The conversion rate is subject to adjustment in certain events, including stock dividends, subdivisions, splits and combinations, and certain distributions of rights or warrants to purchase Common Stock at less than the then current market price (as defined), and distributions to all holders of Common Stock of evidences of indebtedness or assets of the Corporation (other than regular quarterly Common Stock dividends consistent with the Corporation's current dividend policy and future dividends payable out of consolidated earned surplus or current earnings).

     The Series B Preferred Stock is redeemable at the option of the Corporation for cash, as a whole or in part, at any time or from time to time, as follows: (1) the Series B Preferred Stock 1995, at any time on and after June 1, 1994; (2) the Series B Preferred Stock 1996, at any time on or after June 1, 1995; and
(3) the Series B Preferred Stock 1997, at any time on or after June 1, 1996; at a per share redemption price equal to the liquidation value of $100.00 and accrued and unpaid dividends plus, beginning after June 1, 1997, a premium which declines to zero on June 1, 2001. Notwithstanding the foregoing, no redemption may be effected prior to June 1, 1997, unless the closing price of the Common Stock exceeds 150% of the then current Series B Conversion Price on the date notice of redemption is given and for each of the twenty prior consecutive trading days.

     In the event that there shall occur a "change in control" (as defined below) of the Corporation, then, at the election of each holder of Series B Preferred Stock, the Corporation will issue and sell additional nonredeemable equity securities and apply the net proceeds thereof to redeem the Series B Preferred Stock at the appropriate redemption price, plus accrued dividends, but only if and to the extent any such proceeds are raised. The term "change in control" means any acquisition by any person or group of 50% or more of the combined voting power of the outstanding voting securities of the Corporation, a sale of substantially all of the assets of the Corporation, or a merger of the Corporation with or into another person which results in the exchange, conversion, reclassification or cancellation of the Common Stock of the Corporation.

     In case of the voluntary liquidation, dissolution or winding-up of the Corporation, holders of any shares of Series B Preferred Stock are entitled to receive $100.00 per share, plus an amount equal to any dividends accrued and unpaid to the payment date, before any distribution is made to the holders of any junior stock.

Series C Preferred Stock. Subject to the limitations discussed herein, the holders of the Series C Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the annual rate of $5.00 per share. Dividends are payable quarterly, in arrears, on January 31, April 30, July 31 and October 31 in each year. Unless full cumulative dividends on all outstanding Series C Preferred Stock and any other Parity Stock have been paid, the Corporation will not declare or pay any dividend on or set aside or apply any amount to the redemption or purchase of, any shares of the Common Stock or on any other class of stock ranking junior to the Series C Preferred Stock (except for dividends payable only in, or rights to subscribe for or purchase, shares of junior stock).

     Holders of Series C Preferred Stock have limited voting rights similar to those of the Series A Preferred Stock except that under the terms of the Series C Preferred Stock the right to elect two additional directors accrues when dividends on the Series C Preferred Stock are cumulatively in arrears in the amount of two or more full quarterly dividends.

     At the option of the holders of the Series C Preferred Stock, such shares may be converted into shares of Common Stock of the Corporation at the then applicable conversion rate. The present conversion rate is 4.158 shares of Common Stock for each share of Series C Preferred Stock (equivalent to a conversion price of $12.025 per share). The conversion rate is subject to adjustment in certain events, including stock dividends, subdivisions, splits and combinations, and certain other distributions of rights or warrants to purchase Common Stock at less than the then current market price (as defined), and distributions to all holders of Common Stock of evidences of indebtedness or assets of the Corporation (other than regular quarterly Common Stock dividends consistent with the Corporation's current dividend policy and future dividends payable out of consolidated earned surplus or current earnings). The conversion rate is also subject to further adjustment in the event of certain transactions pursuant to a plan under which all or substantially all the Common Stock is to be exchanged or converted into the right to receive cash, securities or other assets.

     The Series C Preferred Stock is redeemable, commencing on June 13, 1994, at the option of the Corporation for cash, as a whole or in part, at redemption prices declining to $50 per share on June 13, 2001, plus accrued and unpaid dividends to the redemption date. The Corporation may not purchase or redeem less than all the Series C Preferred Stock and any other series of Parity Stock if, as of such time, the Corporation has failed to pay all accrued and unpaid dividends thereon.

     In case of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of any shares of Series C Preferred Stock are entitled to receive $50 per share, plus an amount equal to any dividends accrued and unpaid to the payment date, before any distribution is made to the holders of any junior stock.

Shareholder Rights Plan

     The Corporation has a shareholder rights plan (the "Plan") to deter coercive or unfair takeover tactics and to prevent a potential purchaser from gaining control of the Corporation without offering a fair price to all of the Corporation's stockholders. Under the Plan, each outstanding share of the Corporation's Common Stock has one preferred share purchase right (a "Right") expiring in 1997. Each Right entitles the registered holder to purchase 1/100 of a share of Junior Preferred Stock for $140. The Rights cannot be exercised unless certain events occur that might lead to a concentration in ownership of Common Stock. At that time, the Rights may be exercised for Common Stock having a value of twice the exercise price. Under certain conditions, the Rights also become exercisable into shares of Common Stock of a purchaser having a value of twice the exercise price. The Corporation will generally be entitled to redeem the Rights, at $.05 per Right, any time before the tenth day after a 20% position in the Corporation is acquired. The Form 8-A setting forth a description of the Plan is an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated by reference herein.

Special Statutory Requirements for Certain Transactions

     Business Combination Statute. The Maryland General Corporation Law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a super-majority vote for such transactions after the end of such five-year period.

     "Interested stockholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of a Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder and thereafter may not be consummated unless recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder which is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. The Corporation has not adopted any such amendment to its Charter.

     Control Share Acquisition Statute. The Maryland law imposes limitations on the voting rights in a "control share acquisition." The Maryland statute defines a "control share acquisition" at the 20%, 33-1/3% and 50% acquisition levels, and requires a two-thirds stockholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person
(a) posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or by-laws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or by-laws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which results in the acquiring person having majority voting power, then minority stockholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter or by-law provision is adopted for such purpose prior to the control share acquisition. There are no such provisions in the charter or by-laws of the Corporation.

     Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained in this Prospectus is not intended to be complete.

     Insurance Acquisitions Disclosure and Control Act. Under the Maryland Insurance Code, unless certain filings are made with the State Insurance Commissioner, no person may acquire any voting security or security convertible into a voting security of an insurance holding company, such as the Corporation, which controls one or more Maryland insurance companies if, as a result of such acquisition, such person would "control" such insurance holding company. The acquisition may not proceed unless it has been approved by the Maryland Insurance Commissioner within 60 days after such filings have been submitted. "Control" is presumed to exist if a person, directly or indirectly, owns or controls 10% or more of the voting securities of another person. This presumption may be rebutted by establishing by a preponderance of evidence that control does not exist in fact.

     Reference is made to the full text of the statute for its entire terms, and this partial summary is not intended to be complete.


                     DESCRIPTION OF WARRANTS

     The Corporation may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants") as well as other types of Warrants to purchase Securities. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

Debt Warrants

     The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies or currency units, in which the principal of (or premium, if any), or interest, if any, on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable;
(8) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency, including composite currency or currency unit, in which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (12) a discussion of material federal income tax considerations, if any; and (13) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

Other Warrants

     The Corporation may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (l) the title of such Warrants; (2) the Securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Warrants may be payable; (5) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Common Stock; (6) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) if applicable, a discussion of material federal income tax considerations; and (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

Exercise of Warrants

     Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

     Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Corporation will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.


                      PLAN OF DISTRIBUTION

     The Corporation may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. In connection with distributions of Common Stock or otherwise, the Corporation may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Common Stock registered hereunder in the course of hedging through short sales the positions they assume with the Corporation.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Corporation or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Corporation and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Corporation will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Corporation, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Corporation will authorize underwriters or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase Securities from the Corporation pursuant to contracts providing for payment and delivery on a future date.
Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject.
The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Corporation in the ordinary course of business.

     The Securities may or may not be listed on a national securities exchange or a foreign securities exchange (other than the Common Stock, which is listed on the New York Stock Exchange, the Pacific Stock Exchange, the London Stock Exchange and the Swiss Exchanges in Basle, Geneva and Zurich). Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. No assurances can be given that there will be an active trading market for the Securities.


                     VALIDITY OF SECURITIES

     The legal validity of the Securities offered hereby will be passed upon for the Corporation by Piper & Marbury, Baltimore, Maryland and for any underwriters or agents by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell will rely upon the opinion of Piper & Marbury as to certain matters governed by Maryland law. L.P. Scriggins, a Director of the Corporation, is a partner of Piper & Marbury. As of January 1, 1994 lawyers in the firm of Piper & Marbury beneficially owned in the aggregate approximately 20,000 shares of Common Stock or Common Stock equivalents of the Corporation.


                             EXPERTS

     The consolidated financial statements of the Corporation incorporated in this Prospectus by reference to Form 10-K for the year ended December 31, 1992 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 1993 and 1992, and the three- and six-month periods ended June 30, 1993 and 1992, and the three- and nine-month periods ended September 30, 1993 and 1992, incorporated by reference in this Registration Statement, the independent auditors have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in USF&G's quarterly reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                              PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses in connection with the offering of the Securities other than underwriting discounts and commissions:

SEC Registration Fee...................................$ 68,966
Blue Sky Fees and Expenses.............................  30,000
Accounting Fees and Expenses...........................  75,000
Rating Agency Fees..................................... 200,000
Legal Fees and Expenses................................ 250,000
Trustees' Fees and Expenses............................  32,000
Printing and Engraving Fees and Expenses...............  75,000
Miscellaneous..........................................  50,034
         TOTAL.........................................$781,000


Item 15.  Indemnification of Directors and Officers.

         1.   Statutory Provisions.

   Section 2-418 of the Maryland General Corporation Law provides as follows:

         (a) Definitions.--In this section the following words have the meanings indicated.

              (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

              (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

              (3)  "Expenses" include attorney's fees.

              (4)  "Official capacity" means the following:

                 (i) When used with respect to a director, the office of director in the corporation; and

                (ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

              (iii)     "Official capacity" does not include
              service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

              (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

              (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

         (b) Permitted indemnification of director.--(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

           (i)     The act or omission of the director was
         material to the matter giving rise to the proceeding; and

                   1.  Was committed in bad faith; or

                   2.  Was the result of active and deliberate
              dishonesty; or

          (ii) The director actually received an improper personal benefit in money, property, or services; or

         (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

         (2)   (i)   Indemnification may be against judgments,
         penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

              (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

         (3) (i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

              (ii)   The termination of any proceeding by
         conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

         (c) No indemnification of director liable for improper personal benefit.--A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

         (d) Required indemnification against expenses incurred in successful defense.--Unless limited by the charter:

              (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

              (2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

               (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

              (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

              (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

         (e) Determination that indemnification is proper.--(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

              (2)   Such determination shall be made:

               (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

              (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

             (iii)   By the stockholders.

              (3)  Authorization of indemnification and
determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

              (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

         (f) Payment of expenses in advance of final disposition of action.--(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

               (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

              (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

              (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

              (3) Payments under this subsection shall be made as provided by the charter, bylaws, or contract or as specified in subsection (e) of this section.

         (g) Validity of indemnification provision.--The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

         (h) Reimbursement of director's expenses incurred while appearing as witness.--This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

         (i) Director's service to employee benefit plan.--For purposes of this section:

              (1)  The corporation shall be deemed to have
         requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

              (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

              (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         (j) Officer, employee or agent.--Unless limited by the charter:

              (1)  An officer of the corporation shall be
         indemnified as and to the extent provided in subsection
         (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

              (2)  A corporation may indemnify and advance
         expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

              (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

         (k) Insurance or similar protection.--(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

              (2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

              (3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

         (l) Report of indemnification to stockholders.--Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.


         2.   Charter Provisions.

         The Registrant has provided for indemnification of its directors and officers by the provisions of Article NINTH, Section 5 of its charter, as follows:

         (5) The Corporation shall indemnify (a) its directors to the full extent provided by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and
(c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with such law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

Item 16.  Exhibits.

Exhibit Number       Exhibit


            1      Proposed form of Underwriting Agreement.@
            4.1    Charter of USF&G Corporation (incorporated
                     by reference to Exhibit 3(a), Registration
                     Statement on Form S-14, No. 2-73339; Exhibit
                     3(a), Amendment No. 2 on Form 8 to Form 8-B,
                     filed June 22, 1984; Exhibit 2, Amendment
                     No. 1 on Form 8 to Form 8-A, filed July 31,
                     1986; Exhibit A to Exhibit 1 to Form 8-A,
                     filed September 21, 1987; Exhibit 4.3,
                     Amendment No. 3 to Registration Statement on
                     Form S-3, No. 33-40492, filed June 13, 1991;
                     Exhibit 19, Form 10-Q for the quarter ended
                     March 31, 1992, filed May 15, 1992; and
                     Exhibit 4.3 to Registration Statement on
                     Form S-3, No. 33-50825, filed October 29,
                     1993).
            4.2    Form of Indenture for Senior Debt Securities
                     between the Corporation and
                     Signet Trust Company as Trustee.@
            4.3    Form of Indenture for Subordinated Debt
                     Securities between the Corporation and
                     Chemical Bank as Trustee.@
            4.4    Form of Stock Warrant Agreement.@
            4.5    Form of Debt Warrant Agreement.@
            4.6    Form of Deposit Agreement.@
            4.7    Description of Shareholder Rights Plan
                     (incorporated by reference to Form 8-A,
                     filed September 21, 1987)@
            5      Opinion and Consent of Piper & Marbury
                     as to Legality.@
           12      Statement regarding computation of
                     the Corporation's ratio of consolidated
                     earnings to fixed charges and ratio of
                     consolidated earnings to combined fixed
                     charges and preferred stock dividends
                     (incorporated by reference to Exhibit 12
                     to the Corporation's 1992 Annual Report on
                     Form 10-K, 1991 Annual Report on Form 10-K
                     and 1990 Annual Report on Form 10-K, and
                     Quarterly Report on Form 10-Q for the nine
                     months ended October 31, 1993).
           15      Acknowledgement of Ernst & Young re:
                     unaudited interim financial information.
           24.1    Consent of Ernst & Young.
           24.2    Consent of Piper & Marbury (included
                     in Exhibit 5).
           25      Power of Attorney of the Board of Directors.
           26.1 Form T-1: Statement of Eligibility and Qualification under the Trust Indenture
                     Act of 1939 of Chemical Bank,
                     Trustee under the Indenture for Subordinated
                     Debt Securities.@
           26.2 Form T-1: Statement of Eligibility and Qualification under the Trust Indenture
                     Act of 1939 of Signet Trust Company,
                     Trustee under Indenture for Senior Debt
                     Securities.@
           29      Information from reports furnished to state
                     insurance regulatory authorities
                     (incorporated by reference to Exhibit 29 to the Corporation's 1992 Annual Report on Form 10-K).

         @    To be filed by amendment.

Item 17.  Undertakings.

         (a) Rule 415 Offering. The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i)   To include any Prospectus required by Section
         10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
         (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Incorporation of Subsequent Exchange Act Documents. The undersigned Registrant undertakes hereby that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on January 7, 1994.

                                USF&G CORPORATION


                                By:NORMAN P. BLAKE, JR.
                                   Norman P. Blake, Jr.
                                   Chairman of the Board,
                                   President  and Chief
                                   Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

January 7, 1994                 NORMAN P. BLAKE, JR.
                                Norman P. Blake, Jr.
                                Chairman of the Board, President
                                and Chief Executive Officer
                                (Principal Executive Officer)

January 7, 1994                 DAN L. HALE
                                Dan L. Hale, Executive Vice
                                President, Chief Financial
                                Officer (Principal Financial
                                Officer and Principal Accounting
                                Officer)

Board of Directors:

         H. Furlong Baldwin, Michael J. Birck, George L. Bunting, Jr., Robert E. Davis, Rhoda M. Dorsey, Dale F. Frey, Robert E. Gregory, Jr., Robert J. Hurst, Wilbur G. Lewellen, Henry A. Rosenberg, Jr., Larry P. Scriggins, Anne Marie Grimes Whittemore and George S. Wills.


January 7, 1994                 NORMAN P. BLAKE, JR.
                                Norman P. Blake, Jr., (for
                                himself and as attorney-in-fact)



                            EXHIBIT INDEX


Exhibit
Number                          Exhibit                   Page No.


   1              Proposed form of Underwriting Agreement.@

   4.1            Charter of USF&G Corporation (incorporated
                    by reference to Exhibit 3(a), Registration
                    Statement on Form S-14, No. 2-73339; Exhibit 3(a), Amendment No. 2 on Form 8 to Form 8-B, filed June 22, 1984; Exhibit 2, Amendment No. 1 on Form 8 to Form 8-A, filed July 31, 1986; Exhibit A to
                    Exhibit 1 to Form 8-A, filed September 21, 1987;
                    Exhibit 4.3, Amendment No. 3 to Registration
                    Statement on Form S-3, No. 33-40492, filed June 13, 1991; Exhibit 19, Form 10-Q for the quarter ended March 31, 1992, filed May 15, 1992; and
                    Exhibit 4.3 to Registration Statement on Form S-3, No. 33-50825, filed October 29, 1993).

   4.2            Form of Indenture for Senior Debt Securities
                    between the Corporation and
                    Signet Trust Company as Trustee.@

   4.3            Form of Indenture for Subordinated Debt
                    Securities between the Corporation and
                    Chemical Bank as Trustee.@

   4.4            Form of Stock Warrant Agreement.@

   4.5            Form of Debt Warrant Agreement.@

   4.6            Form of Deposit Agreement.@

   4.7            Description of Shareholder Rights Plan
                    (incorporated by reference to Form 8-A, filed
                    September 21, 1987).@

   5              Opinion and Consent of Piper & Marbury
                    as to Legality.@

  12              Statement regarding computation of
                    the Corporation's ratio of consolidated
                    earnings to fixed charges and ratio of
                    consolidated earnings to combined fixed
                    charges and preferred stock dividends
                    (incorporated by reference to Exhibit 12 to the Corporation's 1992 Annual Report on Form 10-K, 1991 Annual Report on Form 10-K and 1990 Annual Report on Form 10-K, and Quarterly Report on Form 10-Q for the nine months ended October 31, 1993).

  15              Acknowledgement of Ernst & Young re:
                    unaudited interim financial information.

  24.1            Consent of Ernst & Young.

  24.2            Consent of Piper & Marbury (included
                    in Exhibit 5).

  25              Power of Attorney of the Board of Directors.

  26.1            Form T-1:  Statement of Eligibility and
                    Qualification under the Trust Indenture
                    Act of 1939 of Chemical Bank,
                    Trustee under the Indenture for Subordinated Debt
                    Securities.@

  26.2            Form T-1:  Statement of Eligibility and
                    Qualification under the Trust Indenture
                    Act of 1939 of Signet Trust Company,
                    Trustee under Indenture for Senior Debt
                    Securities.@

  29              Information from reports furnished to state
                    insurance regulatory authorities
                    (incorporated by reference to Exhibit 29 to the Corporation's 1992 Annual Report on Form 10-K).

    @    To be filed by amendment.